Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 7 TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                               Dated July 15, 2008

AMENDMENT NO. 7 (this “Amendment”) TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT among Chesapeake Corporation, a Virginia corporation (the “U.S. Borrower”), Chesapeake U.K. Holdings Limited, Chesapeake U.K. Acquisitions plc, Boxmore International Limited, Chesapeake plc (formerly known as Field Group plc) (collectively, the “U.K. Borrowers”), the banks, financial institutions and other institutional lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the U.S. Borrower, the U.K. Borrowers, the Lenders, the Administrative Agent, Bank of America, N.A. and Citicorp North America, Inc., as syndication agents, HSBC Bank plc, as documentation agent, Wachovia Capital Markets, LLC, as a co-lead arranger and the sole bookrunner, and Banc of America Securities LLC and Citicorp North America, Inc., as co-lead arrangers, have entered into a Second Amended and Restated Credit Agreement dated as of February 23, 2004, as amended by Amendment No. 1 dated as of June 10, 2004, Amendment No. 2 dated as of February 23, 2006, the Letter Waiver and Amendment No. 3 dated as of August 4, 2006, Amendment No. 4 dated as of June 18, 2007, Amendment No. 5 dated as of January 18, 2008, but effective as of December 28, 2007 and Amendment No. 6 (“Amendment No. 6”) dated as of March 5, 2008 (as so amended, the “Credit Agreement;” capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1.   Amendments to Credit Agreement.  The Credit Agreement is, effective as of the Seventh Amendment Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)     Section 1.1 is hereby amended by inserting therein the following definitions in proper alphabetical order:

““Chesapeake plc Obligations” means the obligations of Chesapeake plc as set forth in the Recovery Plan in respect of the Field Group Pension Plan.”

““Intercreditor Deed” means the Intercreditor Deed by and between Chesapeake plc, the Administrative Agent, the Pension Trustee and the other parties listed on the signature pages thereto providing the Pension Trustee with a second priority Lien on certain Collateral of Chesapeake plc and the other Charging Companies (as defined in the Pension Trustee Debenture), to be substantially in the form of Exhibit A hereto or otherwise in a form reasonably satisfactory to the Administrative Agent.”

““Pension Trustee” means Field Group Pension Trustee Limited.”

““Pension Trustee Debenture” means the debenture to be entered into by and among the U.S. Borrower, Chesapeake plc, the other Charging Companies (as defined therein) and the Pension Trustee reasonably satisfactory to the Administrative Agent.”

““Pension Trustee Liens” means the Liens to secure the Chesapeake plc Obligations granted in favor of the Pension Trustee pursuant to the Pension Trustee Debenture and other security and collateral documents; provided that such Pension Trustee Liens shall be subject to the terms of the Intercreditor Deed.”

““Recovery Plan” means the recovery plan in place from time to time in relation to the Field Group Pension Plan prepared in accordance with the requirements of section 226 Pensions Act 2004.”

““Seventh Amendment” means Amendment No. 7 to this Agreement dated as of July 15, 2008.”

““Seventh Amendment Effective Date” means the date on which all conditions to effectiveness set forth in Section 2 of the Seventh Amendment have been satisfied.”

(b)     The definition of “Applicable Margin” contained in Section 1.1 is hereby amended, for the period commencing with July 1, 2008, by deleting the pricing grid contained therein and substituting in lieu thereof the following pricing grid:

“Leverage Ratio	Applicable Margin for LIBO Rate Loans	Applicable Margin for Base Rate Loans
Greater than or equal to 4.50:1	5.50%	4.50%
Less than 4.50:1	3.25%	2.25%”

(c)     The definition of “Loan Documents” contained in Section 1.1 is hereby amended by inserting therein after the parenthetical contained therein the phrase “, the Intercreditor Deed,”.

(d)     Article II is hereby amended by inserting therein immediately following Section 2.9 thereof the following new Section 2.10.

“Section 2.10   Limitations on Borrowing.  Notwithstanding anything set forth in this Agreement to the contrary, commencing with the Seventh Amendment Effective Date, the aggregate amount of Loans that the U.S. Borrower may borrow and have outstanding at any one time under the terms of this Agreement shall not exceed $10,000,000 and such amount may remain outstanding for a period no longer than 10 consecutive Business Days, unless otherwise agreed between the Administrative Agent and the U.S. Borrower.”

(e)     Section 7.2.3 is hereby amended by (i) deleting the “and” appearing at the end of clause (j) contained therein and substituting in lieu thereof a semi-colon, (ii) deleting the period appearing at the end of clause (k) contained therein and substituting in lieu thereof “and” and (iii) inserting after the clause (k) contained therein the following clause (l):

“(l)     the Pension Trustee Liens.”

(f)      Section 7.2.4(a) is hereby amended and restated in its entirety, for the period commencing with the Seventh Amendment Effective Date, to read as follows:

                                          “(a) the Borrowers will not permit the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
The first Fiscal Quarter of 2008	6.25:1
The second Fiscal Quarter of 2008	7.00:1
The third Fiscal Quarter of 2008	6.25:1
Beginning of the fourth Fiscal Quarter of 2008 and thereafter	5:50:1”

(g)     Section 7.2.4(b) is hereby amended and restated in its entirety, for the period commencing with the Seventh Amendment Effective Date, to read as follows:

“(b) the Borrowers will not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Senior Leverage Ratio
The first Fiscal Quarter of 2008	3.25:1
The second Fiscal Quarter of 2008	3.40:1
The third Fiscal Quarter of 2008 and thereafter	3.25:1”

(h)     Section 7.2.13 is hereby amended by adding at the end thereof, the following:

“In addition, neither the U.S. Borrower nor any of its Subsidiaries will prepay any obligations with respect to the Recovery Plan.”

(i)     Section 8.1.7 is hereby amended by (i) deleting the “or” appearing at the end of clause (b) thereof, (ii) deleting the period appearing at the end of clause (c) thereof and substituting in lieu thereof “; or” and (iii) inserting therein immediately following clause (c) thereof the following new clause (d):

“(d) The issue by the Pensions Regulator of a Financial Support Direction or Contribution Notice to any Borrower or any of their respective Subsidiaries.

For purposes of Section 8.1.7(d):

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 of the United Kingdom.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 of the United Kingdom.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 of United Kingdom.”

(j)     Section 8.1.11 is hereby amended by deleting the phrase “Senior Notes Indenture” contained therein and substituting in lieu thereof the phrase “Senior Notes Documents”.

(k)     Article IX is hereby amended by inserting therein immediately following Section 9.10 thereof the following new Section 9.11:

“Section 9.11   Intercreditor Deed.   Each of the Lenders agrees to be bound by the terms of the Intercreditor Deed.  The Required Lenders (and each Person that becomes a Lender hereunder pursuant to Section 10.12.1) hereby (a) authorize and direct the Administrative Agent to finalize and enter into the Intercreditor Deed on behalf of all Lenders in such form with such terms and conditions as the Administrative Agent shall determine and (b) agree that the Administrative Agent may take such actions on behalf of all the Lenders as is contemplated by the terms of the Intercreditor Deed.”

(l)     Item 6.13 of Schedule I is hereby amended and restated in its entirety to read as follows:

“ITEM 6.13. ENVIRONMENTAL MATTERS.  See “Environmental Matters” discussion in Note 11 to the Consolidated Financial Statements included in Chesapeake Corporation’s quarterly report on Form 10-Q for the quarterly period ended March 30, 2008  regarding potential liability of WTM I Company for natural resources damages and certain environmental remediation related to the lower Fox River, Wisconsin, site.”

SECTION 2.   Conditions of Effectiveness.  This Amendment shall be effective as of the Seventh Amendment Effective Date when, and only when,

(a)     a Borrower shall have paid, on or before July 15, 2008, to the Administrative Agent for the ratable account and benefit of each Lender executing this Amendment on or before 5:00 p.m. Eastern time on July 15, 2008, a fee equal to 0.25% of the Total Exposure Amount of each such Lender;

(b)     the Administrative Agent shall have received, on or before July 15, 2008, the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Administrative Agent:

(i)     Counterparts of this Amendment executed by each Borrower and the Required Lenders or, as to any of the Required Lenders, advice satisfactory to the Administrative Agent that such Required Lender has executed this Amendment;

(ii)    Counterparts of the Consent and Confirmation attached hereto executed by each Subsidiary Guarantor;

(iii)   Evidence reasonably satisfactory to the Administrative Agent that any and all expenses of all counsel to the Administrative Agent for services rendered since the date of their last invoice, or since they commenced work, as well as all expenses in connection with this Amendment shall have been paid in full in accordance with Section 10.3 of the Credit Agreement;

(iv)   A certificate signed by a duly authorized officer of each Borrower stating that:

(A)     All representations and warranties made by such Borrower in Section 3 hereof and in the Credit Agreement (as amended hereby) and the other Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(B)     after giving effect to the amendments contemplated by Section 1 above, no Default shall have occurred and be continuing;

(c)     the Pension Trustees shall have passed a resolution to revise the Recovery Plan, or such revised Recovery Plan shall have been executed by the parties thereto, in either case as reasonably determined by the Administrative Agent, such that the revised Recovery Plan is in substantially the same form as the recovery plan heretofore provided to the Administrative Agent; and

(d)     the Administrative Agent shall have received all reports and other data of the U.S. Borrower and its Subsidiaries setting forth the current liquidity situation of the U.S. Borrower and its Subsidiaries.

SECTION 3.   Representations and Warranties of the Borrowers.  Each Borrower represents and warrants as follows:

(a)     Such Borrower and each Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)     The execution, delivery and performance by such Borrower of this Amendment and the Loan Documents, as amended hereby, and by each Subsidiary Guarantor of the Consent and Confirmation attached hereto, are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not result in a default under or contravene any such Person’s Organic Documents and, in the case of the U.S. Borrower, after giving effect to the grant of the Pension Trustee Liens (as provided for under this Amendment) the U.S. Borrower is in compliance with the covenants set forth in each of the Sub Debt Documents referred to in Section 6(j)(i).

(c)     No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the due execution, delivery or performance by such Borrower of this Amendment or any of the Loan Documents, as amended hereby, or in connection with the Pension Trustee Debenture (other than the filing thereof), to which it is or is to be a party, or by each Subsidiary Guarantor of the Consent and Confirmation attached hereto.

(d)     This Amendment has been duly executed and delivered by such Borrower, and the Consent and Confirmation attached hereto has been duly executed and delivered by each Subsidiary Guarantor.  This Amendment and each of the other Loan Documents, as amended hereby, to which such Borrower is a party, and the Consent and Confirmation attached hereto, are legal, valid and binding obligations of such Borrower or such Subsidiary Guarantor, as applicable, enforceable against such entity in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity).

SECTION 4.   Reference to and Effect on the Loan Documents.  (a)  On and after the Seventh Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)     The Credit Agreement (including, without limitation, the guarantees by the Borrowers set forth in Section 4.10 thereof), the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c)     The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5.   Costs and Expenses.  The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder and prior amendments and agreements (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent (including, Shearman and Sterling LLP, Wragge & Co LLP and local counsel in all foreign jurisdictions where collateral is being sought)) in accordance with the terms of Section 10.3 of the Credit Agreement, with any invoice submitted prior to the Seventh Amendment Effective Date to be paid on the Seventh Amendment Effective Date.

SECTION 6.   Other Covenants.  In consideration of the agreements contained herein, the Borrowers further agree (it being understood that failure to comply with the covenants contained in this Section 6 shall constitute an Event of Default):

(a)     To promptly deliver, after receipt thereof, to the Administrative Agent all reports and analyses, including as to liquidity, intra-group funding, recapitalization proposals and other similar non-privileged reports to the extent prepared by Alvarez and Marsal, Goldman Sachs (to the extent permitted) and other financial advisors to the U.S. Borrower.  In the case of Goldman Sachs, the U.S. Borrower hereby agrees to use commercially reasonable efforts to obtain the consent of Goldman Sachs to provide any of the foregoing.

(b)     To deliver to the Administrative Agent, no later than July 30, 2008, the business plan analysis, and all material information related thereto, prepared by Alvarez and Marsal and to present such business plan analysis at a meeting with each of the Lenders and the Administrative Agent which is to be held no later than August 5, 2008 (at such time and place as determined by the Administrative Agent), unless otherwise agreed between the U.S. Borrower and the Administrative Agent.

(c)     To use good faith efforts to promptly re-allocate any Borrowings of the U.S. Borrower to certain UK Borrowers and UK Subsidiaries reasonably approved by the Administrative Agent, as may be determined by the Administrative Agent; provided that such re-allocation shall not contravene any law or cause the U.S. Borrower, any UK Borrower and/or UK Subsidiaries any additional, direct or indirect, material tax liability.

(d)     To establish fixed charges over receivables and cash at the option of the Administrative Agent and to complete other steps in respect of the grant of the security interest in the Phase II Collateral (and preference steps in respect of Phase I Collateral) as agreed with the Administrative Agent in that certain UK / European Collateral Side Letter dated as of May 15, 2008 and under Amendment No. 6.  Nothing in this Section 6 shall limit the ability of the Administrative Agent to take dominion over cash of the Obligors, as determined by the Administrative Agent.

(e)     To deliver, no later than three consecutive Business Days following the end of each week, 13-week cash flows on a weekly basis commencing for the week ending July 18, 2008 in a form reasonably satisfactory to the Administrative Agent, and other financial information reasonably requested by the Administrative Agent, including as to intra-group funding and transfers, accounts maintained with Barclays bank and other matters.

(f)     To deliver, no later than the fifteenth day of each month, a monthly borrowing base report for the previous month commencing with the month ended July 31, 2008 in a form reasonably satisfactory to the Administrative Agent.

(g)     With respect to each account maintained with Barclays bank, transfer such account to a Lender reasonably approved by the Administrative Agent no later than September 1, 2008 unless otherwise agreed between the U.S. Borrower and the Administrative Agent.

(h)     The Borrowers hereby acknowledge that in accordance with Section 6 of Amendment No. 6 the Lenders have engaged FTI as a financial advisor and hereby agree to promptly pay all invoices submitted by FTI in connection with such engagement and to cooperate promptly and reasonably with FTI, and to cause each of its advisors and consultants (including, without limitation, Alvarez and Marsal and Goldman Sachs) to cooperate promptly and reasonably with any such requests made by FTI in connection with such engagement.

(i)     To deliver, to the extent permitted, to the Administrative Agent, promptly after receipt thereof, all commitment letters or engagement letters (including related term sheets and other attachments) setting forth the commitment, or the agreement to arrange, of any financing to be provided to any Borrower the proceeds of which will be used to refinance, in whole or in part, the outstanding principal amount of the Loans and other Obligations under the Loan Documents.  In the case of Goldman Sachs, the U.S. Borrower hereby agrees to use commercially reasonable efforts to obtain the consent of Goldman Sachs to provide any of the foregoing.

(j)     Prior to, or concurrently with, the execution of the Intercreditor Deed and Pension Trustee Debenture, the Administrative Agent shall have received the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender, in a form and substance satisfactory to the Administrative Agent:

(i)     A legal opinion of (A) Hunton and Williams LLP, counsel to the U.S. Borrower, addressed to the Administrative Agent and the Lenders, as to such matters as the Administrative Agent may reasonably request including, without limitation, that the grant of the Pension Trustee Liens (as provided for under this Amendment) will not result in a default under, or contravene any provision of, any material indenture, note, contract, lease, sublease or other material written agreement (including the Sub Debt Documents identified on Exhibit B hereto) described in the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q of the U.S. Borrower to which a U.S. Obligor is a party or by which its properties are bound and (B) Hammonds LLP, counsel to the Obligors, addressed to the Administrative Agent and the Lenders, as to such matters as the Administrative Agent may reasonably request in respect of the Intercreditor Deed.

(ii)     With respect to each Obligor party to the Intercreditor Deed, a legal opinion from local counsel to such Obligor as to such matters as the Administrative Agent may reasonably request including, without limitation, due authorization and delivery of the Intercreditor Deed, corporate formalities and such other opinions customary for the execution and delivery thereof.

(iii)     Corporate resolutions of the Obligors (A) authorizing and ratifying the transactions contemplated under Amendment No. 6, including the grant of the security interests set forth in Section 7.1.14 of the Credit Agreement and (B) authorizing the entering into of the Intercreditor Deed.

(k)     A Borrower shall have paid, no later than July 25, 2008, a retainer to (i) Shearman & Sterling LLP, as counsel to the Administrative Agent in an amount equal to $500,000 (in addition to any fees or expenses paid to Shearman & Sterling LLP pursuant to Section 5) and (ii) FTI Consulting, Inc. (“FTI”), as financial advisor to the Lenders in an amount equal to $200,000 (in addition to the $50,000 retainer set forth on the invoice dated as of July 9, 2008 submitted by FTI to the U.S. Borrower).

SECTION 7.   Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.   Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHESAPEAKE CORPORATION

By /s./ Joel K. Mostrom
Name: Joel K Mostrom
Title: Executive Vice President & Chief Financial Officer

CHESAPEAKE U.K. HOLDINGS LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE U.K. ACQUISITIONS PLC

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

BOXMORE INTERNATIONAL LIMITED

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

CHESAPEAKE PLC (FORMERLY KNOWN AS
FIELD GROUP PLC)

By /s/ J. P. Causey Jr.
Name: J. P. Causey Jr.
Title: Director

Agreed as of the date first above written:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender and Administrative Agent

By /s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Managing Director

CREDIT INDUTRIEL ET COMMERCIAL as a Lender

By /s/ Eric Longuet
Name: Eric Longuet
Title: Vice President

By /s/ Albert Calo
Name: Albert Calo
Title: Vice President

KBC Bank NV, as a Lender

By /s/ Sandra T. Johnson
Name: Sandra T. Johnson
Title: Managing Director

By /s/ Robert Snauffer
Name: Robert Snauffer
Title: Managing Director

Bank of America, N.A., as a Lender

By /s/ Patrick Honey
Name: Patrick Honey
Title: Senior Vice President

[Suntrust Bank], as a Lender

By /s/ Byron P. Kurtgis
Name: Byron P. Kurtgis
Title: Director

HSBC Bank plc as a Lender

By /s/ Clare Bullock
Name: Clare Bullock
Title: Senior Corporate Manager

AgStar Financial Services, PCA, as a Lender

By /s/ Joseph Oliver
Name: Joseph Oliver
Title: Director Lending Services

Citicorp North America, Inc, as a Lender

By /s/ George Van
Name: George Van
Title: Vice President